Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Universal Hospital Services, Inc.

We consent to the use of our report dated March 12, 2018, except as to Notes 1, 2, and 16, which are as of August 22, 2018, with respect to the consolidated balance sheets of Universal Hospital Services, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement Schedule II — Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”), included herein to the proxy statement/prospectus of Federal Street Acquisition Corp. and the Registration Statement of Agiliti, Inc. on Form S-4 dated September 26, 2018, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 12, 2018, except as to Notes 1, 2, and 16, which are as of August 22, 2018, contains an explanatory paragraph that states that the Company has changed its method for accounting for the presentation of pension service costs for each of the years in the three-year period ended December 31, 2017 due to the retrospective adoption of ASU No. 2017-07 Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

/s/ KPMG LLP

Minneapolis, Minnesota
September 26, 2018